Metrics & Weighting: 75% Net New ARR / 25% Non-GAAP Operating Income. Awards are interpolated between achievement percent (e.g., 102.5% NNARR achievement results in award of 105%). Each metric is capped at 150% of award quarterly; overall quarterly award payments are capped at 100% with any overachievement earned to be reconciled at year end. If the full year metric target is achieved, then any quarters that were paid at less than 100% will be paid out at target for that missed quarter and included in the Q4 award. NNARR and Non-GAAP operating income financial performance measures are adjusted on a constant currency basis. Subject to clawback policy. FY22 Payout Scale w/out Financial Targets FY22 ExCo Incentive Plan Design Exhibit 10.2